Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG Systems Completes Acquisition of Intec Telecom

Creates Global Leader in Business Support Systems

ENGLEWOOD, Colo. (November 30, 2010) — CSG Systems International, Inc. (NASDAQ:CSGS), a leading provider of customer interaction management and billing solutions, today announced that it has completed the acquisition of U.K-based Intec Telecom Systems PLC. Intec is a leader in wholesale billing and mediation and is a leading provider of retail billing software worldwide.

As a combined entity, the two companies are well-positioned with a broad and deep suite of solutions aimed at helping a wide variety of service providers roll out new products and services and operate more effectively, thereby improving their bottom line. The new product suite will include an end-to-end customer interaction management platform, combining mediation, billing, rating, charging, product catalog, customer care, web self-service, analytics, interactive messaging, interconnect services, content management, workforce management and marketing services.

“CSG and Intec share a common goal—helping our clients drive results through an improved customer experience and operational performance,” Peter Kalan, president and chief executive officer of CSG Systems International, Inc., said. “The combination of these two companies provides operators with a partner that has a broad set of solutions and delivery models to help them meet their business needs. Our combined experience in helping fixed, mobile and next generation service providers meet the increasing demands and challenges that they face in providing world-class services to their customers will enable us to help our clients compete and win in this dynamic marketplace.”

CSG initially announced the acquisition on September 24, 2010. The total cost of the acquisition, excluding transaction fees, was approximately $376 million.

CSG is not updating its 2010 financial guidance to include the impact of the closing of the Intec acquisition on November 30, 2010. The company will provide 2011 financial guidance for the combined company on its Q4 2010 earnings call and a more detailed analysis of the combined company’s go-to-market strategy at its Analyst Day on February 24, 2011 in New York City.

About CSG Systems

CSG Systems International, Inc. (NASDAQ: CSGS) is a world-leading Business Support Systems (BSS) company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, China Unicom, DISH Network, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG Systems offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. The company serves a global client base across highly competitive industries including cable and direct broadcast satellite, telecommunications, financial services, healthcare, utilities, content and entertainment and more. For more information, visit our website at http://www.csgsystems.com

For more information, contact:

Elise Brassell, Media Relations

CSG Systems

Phone: (303) 804-4962

E-mail: elise_brassell@csgsystems.com

Liz Bauer, Investor Relations

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com